EXHIBIT 10.7

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of November 2022, by and between RenaissanceRe Holdings Ltd. (the “Company”) and Shannon Lowry Bender (“Executive”).
W I T N E S S E T H :
WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved a standard form of agreement for use in connection with the Company’s senior executive officers, substantially in the form hereof; and
WHEREAS, the Company desires to enter into this Agreement to embody the terms of Executive’s employment with the Company following the Commencement Date, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.    Definitions.
(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights, if any, in respect of Awards granted under the Equity Plans; and (iv) rights to indemnification pursuant to Section 12 below.
(b)    “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.
(c)    “Agreement” shall have the meaning set forth in the preamble hereto.
(d)    “Annual Bonus” shall have the meaning set forth in Section 4(b) below.
(e)    “Awards” shall mean any stock options, restricted stock or other stock-based awards granted to Executive at any time under the Equity Plans.
(f)    “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Executive pursuant to Section 4(a) below.
(g)    “Board” shall mean the Board of Directors of the Company.
(h)    “Cause” shall mean (i) a material act or acts of willful misconduct by Executive in connection with Executive’s employment duties; (ii) Executive’s willful failure (except where due to physical or mental incapacity) or refusal to perform in any material respect Executive’s duties or responsibilities under this Agreement; (iii) misappropriation by Executive of the assets or business opportunities of the Company or its Affiliates; (iv) embezzlement or fraud committed by Executive, at Executive’s direction or with Executive’s prior personal knowledge;

(v) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States of America; (vi) Executive’s engaging in, or his/her prior engagement in, conduct (whether or not connected with his/her employment, and not constituting a lawful recreational activity) that materially harms or could reasonably be expected to materially harm the business, interests or reputation of the Company; (vii) Executive’s willful or material failure, in connection with Executive’s employment hereunder, to comply with any applicable Company compliance manual, or any other law, rule, regulation, code, policy or procedure of the Company or any regulatory body; or (viii) Executive’s willful and material breach of any material provision of this Agreement.
(i)    “Change in Control” shall have the meaning ascribed to such term in the Company’s 2016 Long-Term Incentive Plan, as may be amended and/or restated from time to time, or any successor plan thereto.
(j)    “COBRA” shall mean Part 6 of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.
(k)    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(l)    “Commencement Date” shall mean November 8, 2022.
(m)    “Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.
(n)    “Company” shall have the meaning set forth in the preamble hereto, except as otherwise expressly set forth herein.
(o)    “Competitive Activities” shall mean any business activities in which the Company or any of its Affiliates are engaged (or have committed plans to engage) during the Term of Employment, or at the time of a termination of Executive’s employment were engaged (or had committed plans to engage following such termination of employment).
(p)    “Confidential Information” shall have the meaning set forth in Section 9(a) below.
(q)    “Developments” shall have the meaning set forth in Section 9(f) below.
(r)    “Direct Supervisor” shall mean the person to whom Executive directly reports and who supervises Executive’s work on a regular basis.
(s)    “Disability” shall mean any physical or mental disability or infirmity that has prevented the performance of Executive’s duties for a period of ninety (90) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days in any three hundred sixty-five (365) day period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(t)    “Equity Plans” shall mean the equity incentive plans adopted and maintained by the Company from time to time.
(u)    “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

(v)    “Executive” shall have the meaning set forth in the preamble hereto.
(w)    “Good Reason” shall mean, without Executive’s consent:
(i)    a material diminution in Executive’s employment duties, responsibilities or authority, including an adverse change in Executive’s reporting relationship such that Executive no longer reports directly to the Chief Executive Officer of the Company;
(ii)    a reduction in Executive’s Base Salary;
(iii)    a relocation of Executive’s principal place of employment to a location more than thirty-five (35) miles farther from Executive’s current principal residence than the location at which Executive was employed immediately preceding such change or any reassignment of Executive’s duties not requested or initiated by Executive that would require Executive to relocate Executive’s primary residence;
(iv)    after a Change in Control, (x) the alteration of Executive’s position in a way that significantly diminishes Executive’s authority or responsibilities as they existed before the Change in Control, whether or not Executive’s title and location remain the same, or (y) the discontinuance or reduction in benefits to Executive of any qualified or non-qualified retirement or welfare plan maintained by the Company immediately prior to the Change in Control, or the discontinuance of any material fringe benefit or other perquisite which Executive received immediately prior to the Change in Control; or
(v)    a material breach by the Company of any material agreement between Executive and the Company.
(x)    “Interfering Activities” shall mean, directly or indirectly, (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person who is employed by, an agent of, or a service provider to, the Company or any Affiliate thereof to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with the Company or such Affiliate; (ii) hiring, or assisting any other Person in hiring, any Person who was employed by, an agent of, or a service provider to, the Company or any Affiliate thereof at any time during the last twelve (12) months of Executive’s employment with the Company; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any customer, supplier, licensee or other business relation of the Company or any Affiliate thereof to do business with any Person engaged in Competitive Activities or to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such Affiliate, or in any way interfering with the relationship between any such customer, supplier, licensee or business relation and the Company or such Affiliate.
(y)    “Losses” shall have the meaning set forth in Section 12(a) below.
(z)    “Non-Competition Consideration” shall have the meaning set forth in Section 1(aa) below.

(aa)    “Non-Competition Period” shall mean the period commencing on the Commencement Date and:
(i)    in the case of Executive’s termination of employment hereunder for any reason other than pursuant to Section 8(f) or (h) below, ending on the twelve (12) month anniversary of the date of such termination; or
(ii)    in the case of Executive’s termination of employment hereunder pursuant to Section 8(f) or (h) below, ending on the date of such termination; provided, however, that the Company may elect to extend the Non-Competition Period up to an additional twelve (12) months following the date of such termination by providing Executive written notice of such election within five (5) business days following such termination specifying the applicable period of extension, in which case, Executive shall be entitled to receive an amount equal to his then-current Base Salary, prorated to the extent the Company has elected to extend the Non-Competition Period for less than twelve (12) months (such amount, so prorated, as applicable, the “Non-Competition Consideration”), payable as follows:  (A) an amount equal to seventy-five percent (75%) of the Non-Competition Consideration shall be paid in substantially equal installments over the Non-Competition Period, in accordance with the Company’s regular payroll practices, and (B) an amount equal to twenty-five percent (25%) of the Non-Competition Consideration shall be paid in a lump sum upon the expiration of the Non-Competition Period, subject in the case of both (A) and (B) to Executive’s compliance during such period with the terms and conditions of Section 9 of this Agreement.
(bb)    “Non-Extension Notice” shall have the meaning set forth in Section 2 below.
(cc)    “Non-Interference Period” shall mean the period commencing on the Commencement Date and ending on the twelve (12) month anniversary of Executive’s termination of employment hereunder for any reason.
(dd)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.
(ee)    “Release Expiration Date” shall have the meaning set forth in Section 8(i) below.
(ff)    “Restricted Area” shall mean (i) Bermuda, (ii)  the United States of America, (iii) the Republic of Ireland, (iv) the Republic of Singapore, (v) the United Kingdom, and (vi) Switzerland, (vii) Australia, and(viii) any other jurisdiction in which the Company or its Affiliates engage (or have committed plans to engage) in business during the Term of Employment, or following termination of Executive’s employment were engaged in (or had committed plans to engage in) at the time of such termination of employment.
(gg)    “Retirement” shall mean a termination of employment by Executive without Good Reason on or following the later of (x) the first date on which the sum of Executive’s age and years of service (in each case measured on a daily basis) with the Company equals sixty-five (65) and (y) the date on which Executive has first completed five (5) years of service with the Company.
(hh)    “Severance Term” shall mean the twelve (12) month period following the date of Executive’s termination of employment hereunder (1) due to Disability, (2) by the Company without Cause, (3) by Executive with Good Reason, or (4) by reason of any Non-Extension Notice from the Company.

(ii)    “Term of Employment” shall mean the period specified in Section 2 below.
Section 2.    Acceptance and Term of Employment.
The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein. Unless earlier terminated pursuant to Section 8 hereof, the Term of Employment is the period which commenced on the Commencement Date and continues until the first (1st) anniversary of the Commencement Date; provided, however, that the Term of Employment shall be extended automatically, without further action by either the Company or Executive, by one (1) additional year first on such anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, unless, not less than ninety (90) days prior to the end of the Term of Employment (including any extension thereof), either the Company or Executive shall have notified the other in writing of its or Executive’s intention not to further extend the Term of Employment (a “Non-Extension Notice”).
Section 3.    Duties and Responsibilities; Place of Performance.
(a)    Executive shall have such duties and responsibilities as specified by the Direct Supervisor. These duties and responsibilities may be modified from time to time and as are consistent with Executive’s position.
(b)    Subject to the terms and conditions set forth in this Agreement, Executive shall devote Executive’s full business time, attention, and efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its Affiliates, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with the exercise of Executive’s judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the consent of the Company, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
(c)    Executive’s principal place of employment shall be at the Company’s principal executive offices in Hamilton, Bermuda, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.
Section 4.    Compensation.
During the Term of Employment, Executive shall be entitled to the following compensation, subject to such withholding and other employee deductions as may be required by law:
(a)    Base Salary. The Company shall pay Executive a Base Salary at a rate to be determined by the Compensation Committee (or its designee), upon recommendation of the Direct Supervisor. Base Salary shall be payable in accordance with the regular payroll procedures of the Company.
(b)    Annual Bonus. Executive shall be eligible for an annual cash incentive bonus award determined by the Compensation Committee (or its designee) in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of performance objectives for such fiscal year, as determined by the Compensation Committee (or its designee) and communicated to Executive. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other similarly situated executives of the Company in similar locations, subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.
(c)    Equity Plans. Executive shall be eligible to participate in the Equity Plans and may receive Awards, as determined by the Compensation Committee from time to time, and subject to the terms and conditions of the Equity Plans and any Award agreement between the Company and Executive evidencing such Awards.
Section 5.    Employee Benefits and Perquisites.
(a)    Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits generally provided to similarly situated senior executives of the Company in similar locations from time to time. Executive shall also be entitled to the same number of holidays, vacation days and sick days as are generally allowed to similarly situated senior executives of the Company in similar locations in accordance with the Company policy in effect from time to time.
(b)    Perquisites. During the Term of Employment, the Company shall provide Executive with perquisites provided generally to similarly situated executives of the Company in similar locations, subject to applicable policies of the Company as approved from time to time by the Compensation Committee.
Section 6.    “Key-man” Insurance.
At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Executive by any such documents.
Section 7.    Reimbursement of Business Expenses.
Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company shall promptly reimburse Executive for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy as in effect from time to time.
Section 8.    Termination of Employment.
(a)    General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, and (v) the close of business on the last day of the Term of Employment (as provided in Section 2 above). Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships and any other positions Executive holds with the Company or any of its Affiliates.
(b)    Death; Termination Due to Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment upon the occurrence of a Disability, such termination to be effective immediately upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated due to Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to:
(i)    The Accrued Obligations;
(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Executive had no such termination occurred, but in no event later than two and one-half (2½) months following the end of the fiscal year to which such Annual Bonus relates;
(iii)    In the case of any termination as a result of Executive’s Disability only, an amount equal to seventy-five percent (75%) of Executive’s then-current Base Salary, such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s regular payroll practices;
(iv)    In the case of any termination as a result of Executive’s Disability only, upon the expiration of the Severance Term, and subject to Executive’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to twenty-five percent (25%) of Executive’s then-current Base Salary;
(v)    A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid on the first administratively feasible payroll date following such termination;
(vi)    In the case of any termination as a result of Executive’s Disability only, to the extent permitted by applicable law and the terms and conditions of the applicable plan and without penalty to the Company, continuation of the health benefits provided to Executive and Executive’s covered dependents under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (1) the expiration of the Severance Term, and (2) the date Executive commences employment with any Person, in each case, subject to Executive’s compliance during the Severance Term with the terms and conditions of this Agreement; provided, that, in the event that Executive is eligible for COBRA continuation coverage under the Company’s health plans as of the date of such termination, provision of the benefit described in this subsection (vi) shall be subject to Executive’s timely election of, and remaining eligible for, such coverage. Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot provide such continued health benefits under applicable law or the terms and conditions of the applicable plan without incurring financial costs or penalties or that the Company is otherwise unable to provide such continued health benefits on commercially reasonable terms and premiums therefor, then the Company shall, in lieu of the benefit described in this subsection (vi), provide to Executive a lump sum cash payment in the amount equal to the sum of the premiums that the Company would have paid in respect of such continued health benefits for the remainder of the Severance Term (based on the premium rates as of the date of such termination), payable on the first administratively feasible payroll date following such determination; and
(vii)    (A) Vesting, as of the date of Executive’s termination, of all Awards, other than Awards that as of their date of grant were subject to both service- and performance-based vesting requirements, (B) all Awards that as of their date of grant were subject to both service- and performance-based vesting requirements shall remain outstanding through the last day of the applicable performance periods, without regard for the termination of Executive’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Executive remained employed through all applicable service vesting periods; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Executive violates any provision of the restrictive covenants set forth herein, and (C) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the first anniversary of the date of Executive’s termination.
Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Executive with respect thereto, in the event Executive (or Executive’s estate) fails to execute a release in accordance with Section 8(i) or breaches any provision of Section 9 hereof.
Following termination of Executive’s employment by reason of Executive’s death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    Termination by the Company with Cause.
(i)    A termination with Cause shall not take effect unless the provisions of this subsection (i) are complied with. If the basis for a potential termination with Cause is capable of being cured, Executive shall be given not less than fifteen (15) days’ written notice by or on behalf of the Board of the intention to terminate Executive’s employment with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based. Executive shall have fifteen (15) days after the date that such written notice has been given to Executive in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If Executive fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Executive.
(ii)    In the event the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations. Following termination of Executive’s employment by the Company with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)    The Accrued Obligations;

(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Executive had no such termination occurred, but in no event later than two and one-half (2½) months following the end of the fiscal year to which such Annual Bonus relates;
(iii)    An amount equal to seventy-five percent (75%) (or if such termination occurs within one year following a Change in Control, one hundred fifty percent (150%)) of the sum of Executive’s then-current Base Salary and Annual Bonus (determined using the greater of (1) the target Annual Bonus for the fiscal year in which such termination occurs and (2) the actual Annual Bonus for the fiscal year in which such termination occurs), such amount to be paid in substantially equal installments over the Severance Term in accordance with the Company’s regular payroll practices;
(iv)    Upon the expiration of the Severance Term, and subject to Executive’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to twenty-five percent (25%) (or if such termination occurs within one year following a Change in Control, fifty percent (50%)) of the sum of Executive’s then-current Base Salary and Annual Bonus (determined using the greater of (1) the target Annual Bonus for the fiscal year in which such termination occurs and (2) the actual Annual Bonus for the fiscal year in which such termination occurs);
(v)    A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid on the first administratively feasible payroll date following such termination;
(vi)    To the extent permitted by applicable law and the terms and conditions of the applicable plan and without penalty to the Company, (A) continuation of the health benefits provided to Executive and Executive’s covered dependents under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (1) the expiration of the Severance Term, and (2) the date Executive commences employment with any Person, in each case, subject to Executive’s compliance during the Severance Term with the terms and conditions of this Agreement; and (B) following the expiration of the continuation period in (A) above, to the extent permitted by the Company’s health care insurance provider and to the extent such coverage would not result in a material increase in the premium cost to the Company or its Affiliates, Executive shall be entitled to continue participating in the Company’s (or, in the discretion of the Company, an Affiliate’s) health plans (as in effect from time to time) in respect of Executive and Executive’s covered dependents, at Executive’s sole expense and availability of coverage in accordance with the policies of the insurance provider, until the earliest to occur of (x) the date Executive (or a covered dependent, as applicable) attains age sixty-five (65); provided, that, in the event that a covered dependent turns sixty-five (65), Executive’s ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to Executive’s covered dependent, (y) the date on which Executive (or a covered dependent, as applicable) becomes eligible to receive coverage under any other health plan provided by a new employer; provided, that, in the event that a covered dependent receives coverage under any other such health plan, Executive’s ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, and (z) the date on which Executive breaches any of the terms of this Agreement; provided, that, in the event that Executive is eligible for COBRA continuation coverage under the Company’s health plans as of the date of such termination, provision of the benefit described in this subsection (vi) shall be subject to Executive’s timely election of, and remaining eligible for, such coverage. Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot provide such continued health benefits under applicable law or the terms and conditions of the applicable plan without incurring financial costs or penalties or that the Company is otherwise unable to provide such continued health benefits on commercially reasonable terms and premiums therefor, then the Company shall, in lieu of the benefit described in this subsection (vi), provide to Executive a lump sum cash payment in the amount equal to the sum of the premiums that the Company would have paid in respect of such continued health benefits for the remainder of the Severance Term (based on the premium rates as of the date of such termination), payable on the first administratively feasible payroll date following such determination; and
(vii)    (A) Vesting, as of the date of such termination, of all Awards, other than Awards that as of their date of grant were subject to both service- and performance-based vesting requirements, which shall remain outstanding through the last day of the applicable performance periods, without regard for the termination of Executive’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Executive remained employed through all applicable service vesting periods; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Executive violates any provision of the restrictive covenants set forth herein, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the six-month anniversary of the date of Executive’s termination.
Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive fails to execute a release in accordance with Section 8(i) or breaches any provision of Section 9 hereof.
Following termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(e)    Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Executive’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’

written notice of such termination. In the event of a termination of employment by Executive without Good Reason under this Section 8(f), Executive shall be entitled to:
(i)    The Accrued Obligations;
(ii)    The Non-Competition Consideration, if applicable;
(iii)    To the extent permitted by applicable law and the terms and conditions of the applicable plan and without penalty to the Company, continuation of the health benefits provided to Executive and Executive’s covered dependents under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (1) the expiration of the Non-Competition Period, and (2) the date Executive commences employment with any Person, in each case, subject to Executive’s compliance during the Non-Competition Period with the terms and conditions of this Agreement; provided, that, in the event that Executive is eligible for COBRA continuation coverage under the Company’s health plans as of the date of such termination, provision of the benefit described in this subsection (iii) shall be subject to Executive’s timely election of, and remaining eligible for, such coverage. Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot provide such continued health benefits under applicable law or the terms and conditions of the applicable plan without incurring financial costs or penalties or that the Company is otherwise unable to provide such continued health benefits on commercially reasonable terms and premiums therefor, then the Company shall, in lieu of the benefit described in this subsection (iii), provide to Executive a lump sum cash payment in the amount equal to the sum of the premiums that the Company would have paid in respect of such continued health benefits for the remainder of the Non-Competition Period (based on the premium rates as of the date of such termination), payable on the first administratively feasible payroll date following such determination; and
(iv)    If such termination is a Retirement, subject to Executive’s execution of a release in accordance with Section 8(i) and continued compliance with the provisions of Section 9 hereof, (A) any Awards that are stock options and that have been held by Executive for at least one year at the time of Retirement (1) and that are unvested at the date of Executive’s termination shall continue to vest as if Executive had remained employed through the applicable vesting period, and (2) shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the second anniversary of the later of the date of Executive’s termination and the actual vesting date, and (B) any Awards that as of their date of grant were subject to both service- and performance-based vesting requirements shall remain outstanding through the last day of the applicable performance period, without regard for the termination of Executive’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Executive remained employed through all applicable service vesting period; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Executive violates any provision of the restrictive covenants set forth herein.
In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of Executive’s termination and still have it treated as a termination by Executive without Good Reason (and as a Retirement if applicable).

Following termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement, and Executive shall have no further obligations to the Company, except as expressly set forth in this Agreement, including Sections 8(j), 9, 10, 12(c) and 13 hereof.
(g)    Expiration of the Term of Employment following a Non-Extension Notice by the Company. Upon the timely delivery of a Non-Extension Notice by the Company to Executive, Executive’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Executive’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following termination of Executive’s employment upon expiration of the Term of Employment following a Non-Extension Notice by the Company, except as set forth in this Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(h)    Expiration of the Term of Employment following a Non-Extension Notice by Executive. Upon the timely delivery of a Non-Extension Notice by Executive to the Company, Executive’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Executive shall be entitled to:
(i)    The Accrued Obligations;
(ii)    The Non-Competition Consideration, if applicable;
(iii)    Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would have otherwise been paid to Executive had no such termination occurred, but in no event later than two and one-half (2½) months following the end of the fiscal year to which such Annual Bonus relates; and
(iv)    To the extent permitted by applicable law and the terms and conditions of the applicable plan and without penalty to the Company, continuation of the health benefits provided to Executive and Executive’s covered dependents under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (1) the expiration of the Non-Competition Period, and (2) the date Executive commences employment with any Person, in each case, subject to Executive’s compliance during the Non-Competition Period with the terms and conditions of this Agreement; provided, that, in the event that Executive is eligible for COBRA continuation coverage under the Company’s health plans as of the date of such termination, provision of the benefit described in this subsection (iv) shall be subject to Executive’s timely election of, and remaining eligible for, such coverage. Notwithstanding the foregoing, in the event the Company determines, in its sole discretion, that it cannot provide such continued health benefits under applicable law or the terms and conditions of the applicable plan without incurring financial costs or penalties or that the Company is otherwise unable to provide such continued health benefits on commercially reasonable terms and premiums therefor, then the Company shall, in lieu of the benefit described in this subsection (iv), provide to Executive a lump sum cash payment in the amount equal to the sum of the premiums that the Company would have paid in respect of such continued health benefits for the remainder of the Non-Competition Period (based on the premium rates as of the date of such termination), payable on the first administratively feasible payroll date following such determination.

Following termination of Executive’s employment upon expiration of the Term of Employment following a Non-Extension Notice by Executive, except as set forth in this Section 8(h), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(i)    Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 8 (other than the Accrued Obligations), Executive and the Company shall have executed mutual general releases in the form as is reasonably agreed to by the Company and Executive, and any waiting periods contained in such release shall have expired. Such release, if required by the Company, shall be delivered to Executive within ten (10) business days following the termination of Executive’s employment hereunder, and the Company’s failure to deliver such release to Executive within such ten (10) business day period shall constitute a waiver of such requirement. Assuming a timely delivery of the release by the Company, if Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to this Section 8 (other than the Accrued Obligations). Notwithstanding anything herein to the contrary, in any case where the date of Executive’s termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Agreement, “Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers to Executive the release contemplated herein, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the U.S. Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(j)    Post-Termination Cooperation. Following any termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any Affiliates. For each day, or part thereof, that Executive provides assistance to the Company as contemplated hereunder, the Company shall pay Executive an amount equal to (x) divided by (y), where (x) equals the sum of Base Salary and target Annual Bonus as in effect on the date of Executive’s termination of employment, and (y) equals two hundred (200). In addition, upon presentment of satisfactory documentation, the Company will reimburse Executive for reasonable out-of-pocket travel, lodging and other incidental expenses Executive incurs in providing such assistance. Executive shall not be required to travel to Bermuda to provide any assistance contemplated hereunder, but if requested by the Company, shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.
(k)    Section 409A. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in U.S. Treasury Regulation Section 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”
Section 9.    Restrictive Covenants.
Executive acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by

Executive’s employment with the Company, Executive will obtain knowledge, contacts, know-how, training and experience, and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its Affiliates.
(a)    Confidential Information. Except as directed or authorized by the Company, Executive agrees that Executive will not, at any time during or after the Term of Employment, make use of or divulge to any other Person any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its divisions, subsidiaries or Affiliates (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory or other object) that Executive may have learned in connection with Executive’s employment hereunder and that Executive knows to be confidential or proprietary (“Confidential Information”). Executive’s obligation under this Section 9(a) shall not apply to any information that (i) is known publicly without the fault of Executive; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to Executive’s receipt of such information from the Company, as evidenced by written records of Executive; or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted by the Company, any document or other object containing or reflecting any such Confidential Information. Executive recognizes that all such documents and objects, whether developed by Executive or by someone else, will be the sole exclusive property of the Company. Upon termination of Executive’s employment hereunder, Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by Executive or under Executive’s control in relation to the business or affairs of the Company or its divisions, subsidiaries or Affiliates, and no copy of any such Confidential Information shall be retained by Executive.
(b)    Whistleblower; Defending Trade Secrets Act Disclosure.
(i)    Executive acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in this Agreement or any agreement or policy prohibits, limits or otherwise restricts Executive (or his/her counsel) from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law. Executive further acknowledges that he/she is not required to advise or seek permission from the Company before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, Executive must inform such governmental authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine; the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
(ii)    Executive is hereby notified that U.S. federal law, the Defend Trade Secrets Act, provides that an individual shall not be held criminally or civilly liable under any

Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)    Non-Competition. Executive covenants and agrees that during the Non-Competition Period, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate in (whether as a partner, director, principal, officer, agent or otherwise), enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(c) shall not prevent Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Executive’s interest therein is less than three percent (3%) and Executive has no role in selecting or managing investments thereof.
(d)    Non-Interference. During the Non-Interference Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, engage in Interfering Activities.
(e)    Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of the Company of any nature and in whatever medium, and Executive shall not take with Executive any such property, documents or data, or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Upon request by the Company, Executive shall truthfully certify his/her compliance with the obligations in this Section 9(e).
(f)    Works for Hire. Executive agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets, whether or not patentable or registerable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”). Executive hereby assigns to the Company all right, title and interest in and to any and all of these Developments. Executive agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of employment and that are protectable by copyright are “works made for hire,” as that term is defined in the U.S. Copyright Act (17 U.S.C. § 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Executive retains any such moral rights under applicable law, Executive hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.
(g)    Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
Section 10.    Breach of Restrictive Covenants.
Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 9 hereof shall result in irreparable injury to the Company or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of posting any bond or security, restraining Executive from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, both the Non-Competition Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 9(c) or (d) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Executive or another Person with whom Executive is affiliated if it is ultimately determined that Executive was in breach of such covenants.
Section 11.    Representations and Warranties of Executive.
Executive represents and warrants to the Company that:
(a)    Executive’s employment will not conflict with or result in Executive’s breach of any agreement to which Executive is a party or otherwise may be bound;
(b)    Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and
(c)    In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information that Executive may have obtained in connection with employment with any prior employer or otherwise in violation of any duty owed to any third party.
Section 12.    Indemnification
(a)    Indemnification. The Company shall defend, hold harmless and indemnify Executive to the fullest extent permitted by Bermuda law, as currently in effect or as it may hereafter be amended, from and against any and all damages, losses, liabilities, obligations, claims of any kind, costs, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred or suffered by Executive in connection with or arising out of Executive’s service with the Company or its

Affiliates (whether prior to or following the date hereof), subject only to the provisions of subsection (b) below.
(b)    Exceptions to Right of Indemnification. No indemnification shall be made under this Section 12 in respect of the following:
(i)    Losses relating to the disgorgement remedy contemplated by Section 16 of the Exchange Act;
(ii)    Losses arising out of a knowing violation by Executive of a material provision of this Section 12 or any other agreement to which Executive is a party with the Company or its Affiliates; and
(iii)    Losses arising out of a final, nonappealable conviction of Executive by a court of competent jurisdiction for a knowing violation of criminal law.
Moreover, the Company shall not effect any advances, or advance any costs, relating to any proceeding (or part thereof) initiated by Executive unless the initiation thereof was approved by the Board, or as may be approved or ordered by a competent tribunal.
(c)    Prepayment of Expenses. Unless Executive otherwise elects via written notice to the Company, expenses incurred in defending any civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of a written affirmation of Executive’s good faith belief that Executive’s conduct does not constitute the sort of behavior that would preclude Executive’s indemnification under this Section 12 and Executive furnishes the Company a written undertaking, executed personally or on Executive’s behalf, to repay any advances if it is ultimately determined that Executive is not entitled to be indemnified by the Company under this Section 12.
(d)    Continuation of Indemnity. All agreements and obligations of the Company contained in this Section 12 shall continue during the period in which Executive is employed by the Company and shall continue thereafter so long as Executive shall be subject to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive was employed by the Company.
(e)    Indemnification Hereunder Not Exclusive. The indemnification and prepayment of expenses provided by this Section 12 are in addition to and shall not be deemed exclusive of any other right to which Executive may be entitled under the Company’s Memorandum of Association, the Company’s Bye-Laws, any agreement, any vote of shareholders or disinterested directors, Bermuda law, any other law (common or statutory) or otherwise. Nothing contained in this Section 12 shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or Executive against any expense, liability or loss incurred by it or Executive, whether or not Executive would be indemnified against such expense, liability or loss under this Section 12; provided, that the Company shall not be liable under this Section 12 to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Executive has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event the Company makes any indemnification payments to Executive and Executive is subsequently reimbursed from the proceeds of insurance, Executive shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

Section 13.    Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
Section 14.    Mitigation; Set-Off.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as provided in Sections 8(b)(vi), 8(d)(vi), 8(f)(iii) and 8(h)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 15.    Delay in Payment; Section 409A of the Code.
Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. This Agreement is intended to comply with Section 409A of the Code, and any ambiguous provisions hereof will be construed in a manner that is compliant with the application of Section 409A of the Code. If a provision of this Agreement would result in the imposition of any additional tax under Section 409A of the Code, the parties agree that such provision shall be reformed to the extent permissible under Section 409A of the Code to avoid imposition of the additional tax, with such reformation effected in a manner that has the most favorable tax result to Executive. For purposes of Code Section 409A, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.
Section 16.    Successors and Assigns; No Third-Party Beneficiaries.
(a)    The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Executive any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.
(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.
(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, its Affiliates, and Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 17.    Waiver and Amendments.
Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto in a writing expressly labeled as an amendment to, or waiver of, this Agreement (and, if required, consented to by the Compensation Committee). No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 18.    Severability.
If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 19.    Governing Law; Arbitration
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Executive and the Company agree that any dispute or controversy between the parties in any way arising out of, related to, or connected with this Agreement, Executive’s employment with the Company, or termination of the same, including but not limited to claims alleging illegal discrimination, retaliation or other unlawful conduct in connection with Executive’s employment, shall be resolved through final and binding arbitration before JAMS in New York, New York, pursuant to the Employment Arbitration Rules & Procedures administered by JAMS, except that the following claims shall not be subject to this arbitration agreement: claims for workers’ compensation benefits, claims for unemployment insurance benefits, claims by the Company for injunctive relief, and any claims that are not arbitrable pursuant to any statute, rule or regulation forbidding pre-dispute arbitration agreements with respect to such claims. Executive and the Company agree that, to the extent any such dispute, claim or cause of action arises, it must be brought in Executive’s individual capacity and not maintained on a class action, collective action, or representative action basis, that these same limits apply to the Company, and that the arbitrator is prohibited from presiding over class, collective or representative claims. Claims may not be joined or consolidated in arbitration with claims brought by other individuals, and no damages, penalties or other remedies may be sought or received on behalf of other individuals unless expressly agreed to in writing by all parties. The costs of arbitration shall be borne equally by each party to the dispute and each party shall be responsible for their own legal and professional fees and expenses incurred during such dispute. The arbitration proceeding shall be deemed to be an arbitration proceeding specifically enforceable under the Federal Arbitration Act and any other applicable law. The award of the arbitrators may be enforced in any court having competent jurisdiction. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD RENDERED PURSUANT TO THIS ARBITRATION CLAUSE.

Section 20.    Notices.
(a)    Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)    Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first (1st) business day following the date of such mailing, (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing, or (iv) if transmitted by facsimile or electronic mail, on the date of such transmission.
Section 21.    Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 22.    Entire Agreement.
This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive following the Commencement Date. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.
Section 23.    Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 24.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
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[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
RENAISSANCERE HOLDINGS LTD.
By:    /s/ Kevin J. O’Donnell
    Name: Kevin J. O’Donnell
Title: President & Chief Executive Officer
EXECUTIVE
/s/ Shannon Lowry Bender
Shannon Lowry Bender

[Signature Page to Shannon Lowry Bender Employment Agreement]